TimeWarner


                                                            NEWS
                                                            ....................

For Immediate Release:


         Time Warner Announces Settlement with Department of Justice and
           Proposed Settlement with Securities and Exchange Commission


NEW YORK, December 15, 2004 - Time Warner Inc. (NYSE:TWX) today announced that it and its subsidiary America Online, Inc. (AOL) have reached a definitive agreement with the Department of Justice (DOJ) that resolves the DOJ's investigation of the Company. Time Warner also announced that it has proposed a settlement to the staff of the Securities and Exchange Commission (SEC) that the staff has agreed, subject to agreement on appropriate documentation, to recommend to the SEC Commissioners.

DOJ Settlement

The  DOJ  has  been  investigating  the  Company's   accounting  and  disclosure
practices.   Under  the  terms  of  a  settlement   in   connection   with  that
investigation, the DOJ will file a criminal complaint against AOL for the conduct of certain employees in connection with securities fraud committed by PurchasePro.com (PurchasePro), but the DOJ will defer the prosecution of AOL. After two years, provided the Company fulfills its obligations under the agreement, the DOJ will dismiss the criminal complaint filed against AOL.

In addition, DOJ will not prosecute Time Warner for the PurchasePro transactions and will not prosecute Time Warner or AOL for conduct relating to certain other transactions entered into from July 1, 1999, including the transactions that were the subject of the DOJ and SEC investigations.

The Company's obligations under the settlement are to:
o Accept responsibility for the conduct of certain AOL employees with respect to the PurchasePro transactions;
o Pay a penalty of $60 million and establish a $150 million fund, which the Company may use to settle any related shareholder or securities litigation;
o Cooperate fully with the DOJ or any other federal criminal law enforcement agency regarding the transactions covered by the settlement; and
o Retain and cooperate with an independent monitor, who will review the effectiveness of AOL's internal controls, including those related to the accounting for advertising and related transactions.


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Proposed SEC Settlement

Under the settlement proposed to the SEC staff by the Company, Time Warner will agree, without admitting or denying any wrongdoing, to be enjoined from future violations of certain provisions of the securities laws and to comply with a prior SEC cease-and-desist order issued to AOL in May 2000.

The proposed settlement would also require the Company to:

o Pay a $300 million penalty, which the SEC staff will request be used for a Fair Fund, as authorized under the Sarbanes-Oxley Act.
o Adjust its accounting for the $400 million in advertising revenues recognized primarily in 2001 and 2002 in transactions with Bertelsmann, A.G. and for transactions with two other AOL customers that resulted in approximately $30 million of advertising revenue recognized in 2001;
o Adjust its accounting for the Company's investment in and consolidation of AOL Europe, consistent with the Company's announcement in November 2004; and
o Agree to the appointment of an independent examiner, who - within 180 days after starting work - will review the Company's historical accounting for a limited number of transactions entered into between 1999 and 2002, principally involving online advertising revenue. Depending on the examiner's conclusions, a further restatement might be necessary.

Final settlement is subject to both agreement on final documentation and approval by the SEC Commissioners.

Lastly, the Company's chief financial officer, controller and deputy controller have also proposed settlements to the SEC staff that the staff has agreed to recommend to the SEC commissioners. The proposed settlements relate to the Company's accounting and disclosure of its transactions with Bertelsmann, A.G. Under these proposed settlements, the three officers would, without admitting or denying the allegations, agree to the entry of an administrative order that they cease and desist from any violations of certain reporting provisions of the securities laws. The proposed agreements would not result in any suspension, bar or penalties being imposed on these individuals, who will continue to work for the Company in their current capacities.

About Time Warner

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and assume and are subject to final documentation reflecting the proposed settlement with the SEC, as well as approval by the SEC without substantial modification. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contacts:

Corporate Communications                     Investor Relations
------------------------                     ----------------------
Edward Adler (212) 484-6630                  John Martin (212) 484-6579
Tricia Primrose Wallace (212) 484-7450       Jim Burtson (212) 484-8719
Mia Carbonell (212) 484-6684                 Kelli Turner (212) 484-8269